July 16, 2004

Thrivent Mid Cap Growth Fund, a series of The AAL Mutual Funds
Lutheran Brotherhood Opportunity Growth Fund, a series of The Lutheran Brotherhood Family of Funds
Lutheran Brotherhood Mid Cap Growth Fund, a series of The Lutheran Brotherhood Family of Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Re:      Acquisition by Thrivent Mid Cap Growth Fund, a series of The AAL Mutual Funds, of assets of Lutheran
         Brotherhood Opportunity Growth Fund and Lutheran Brotherhood Mid Cap Growth Fund, each a series of The
         Lutheran Brotherhood Family of Funds

Ladies and Gentlemen:

      We have acted as special tax counsel to The AAL Mutual Funds, a Massachusetts business trust ("AAL Trust"), and The Lutheran Brotherhood Family of Funds, a Delaware statutory trust ("LB Trust"), in connection with the acquisition by Thrivent Midcap Growth Fund (the "Acquiring Fund"), a series of AAL Trust, of the assets of Lutheran Brotherhood Opportunity Growth Fund and Lutheran Brotherhood Mid Cap Growth Fund (each, an "Acquired Fund" and collectively, the "Acquired Funds"), each a series of LB Trust, pursuant to the Agreement and Plan of Reorganization (the "Plan")/1/ described in the proxy statement and prospectus relating to the Plan included as part of the Registration Statement on Form N-14 of AAL Trust filed with the Securities and Exchange Commission (the "SEC") on March 11, 2004 under the Securities Act of 1933, as amended, as amended by Pre-Effective Amendment No. 1 filed with the SEC on May 12, 2004 (the "Registration Statement"). You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

      In rendering our opinion, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering the opinion. We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinion expressed in this letter is based upon certain factual statements relating to LB Fund set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from AAL Trust and LB Trust dated as of the date hereof for our use in rendering the opinion set forth herein. We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date, that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (A) the Reorganization will be consummated in accordance with the Plan, (B) AAL Trust and LB Trust will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "Code"),/2/ and the Treasury Regulations promulgated thereunder, and (C) the Plan is valid and binding in accordance with its terms.

      The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I.     Background.

      AAL Trust is an open-ended, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Acquiring Fund is a portfolio series of AAL Trust. LB Trust is also an open-ended, diversified management investment company registered under the 1940 Act. Each Acquired Fund is a portfolio series of LB Trust. The Acquiring Fund intends to acquire the assets of the Acquired Funds.

      The Acquired Funds and the Acquiring Fund have substantially similar investment objectives. The investment objective of each of the Lutheran Brotherhood Opportunity Growth Fund, the Lutheran Brotherhood Mid Cap Growth Fund and the Thrivent Mid Cap Growth Fund is to achieve long-term growth of capital. The Thrivent Mid Cap Growth Fund was organized in connection with this Reorganization solely for the purpose of continuing the business of the Lutheran Brotherhood Mid Cap Growth Fund and the Lutheran Brotherhood Opportunity Growth Fund.

      The Acquired Funds and the Acquiring Fund have similar investment strategies. The principal strategy of both the Lutheran Brotherhood Mid Cap Growth Fund and the Thrivent Mid Cap Growth Fund is to invest in common stocks of companies with medium market capitalizations. Under normal market conditions, both funds invest at least eighty percent (80%) of their respective assets plus the amount of any borrowing for investment purposes in companies with market capitalizations similar to those companies included in widely known mid cap indices such as the Russell Midcap Growth Index and the S&P Mid Cap 400/Barra Growth Index at the time of the fund's investment. If either fund decides to change this policy, shareholders will be notified at least sixty (60) days prior to such a change. The principal strategy of the Lutheran Brotherhood Opportunity Growth Fund is to invest in common stocks of companies with small market capitalizations. Under normal market conditions, the Lutheran Brotherhood Opportunity Growth Fund invests at least sixty-five percent (65%) of its assets in companies that fall within the range of companies included in the Russell 2000 Index at the time of the fund's investment.

      Thrivent Investment Management, Inc. ("Thrivent Investment Management"), the investment adviser to the Acquired Funds and the Acquiring Fund, uses fundamental quantitative and technical investment research techniques to determine what securities to buy and sell. Fundamental investment analysis generally involves assessing a company's or security's value based on factors such as sales, assets, markets, management, products and services, earnings, and financial structure. Quantitative analysis generally involves assessing a company's or security's value based on such factors as the cost of capital and the historical and projected patterns of sales, costs, and profitability in the money market and the securities markets. Technical analysis generally involves studying trends and movements in a security's price, trading volume, and other market-related factors in an attempt to discern patterns. Thrivent Investment Management focuses on companies that have a strong record of earnings growth or show good prospects for growth in sales and earnings and also considers the trends in the market as a whole.

II.     The Plan of Reorganization.

      Subject to the terms and conditions set forth in the Plan, LB Trust, on behalf of each Acquired Fund, shall transfer all of the assets of the Acquired Fund and assign all Assumed Liabilities (as hereinafter defined) to the Acquiring Fund and AAL Trust, on behalf of the Acquiring Fund, shall acquire all such assets and shall assume all such Assumed Liabilities upon delivery to LB Trust, on behalf of each Acquired Fund, of Acquiring Fund shares having a net asset value equal to the value of the net assets of such Acquired Fund transferred (the "Acquiring Fund Shares"). "Assumed Liabilities" shall mean, with respect to each Acquired Fund, all of the liabilities of the Acquired Fund as of the Closing Date, including all expenses, costs, charges and reserves, reflected in an unaudited statement of assets and liabilities of the Acquired Fund prepared as of the close of business on the Valuation Date (as hereinafter defined), determined in accordance with generally accepted accounting principles consistently applied from the prior audited period. The net asset value of the Acquiring Fund Shares and the value of the net assets of the Acquired Fund to be transferred shall be determined immediately following the close of business on the Closing Date (the "Valuation Date") using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Fund. All Assumed Liabilities of each Acquired Fund, to the extent that they exist at or after the Closing, shall after the Closing attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund. In addition, at or prior to the Closing, each Acquired Fund shall, if necessary, declare a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund's shareholders all of the Acquired Fund's investment company taxable income for all taxable years ending at or prior to the Closing (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D)) and all of its net capital gains realized (after reduction for any capital loss carry-forward) in all taxable years ending at or prior to the Closing.

      Immediately after the Closing, each Acquired Fund will be liquidated and the Acquiring Fund Shares that have been delivered to LB Trust on behalf of such Acquired Fund will be distributed to the shareholders of such Acquired Fund, each shareholder to receive Acquiring Fund Shares equal to the pro rata portion of shares of such Acquired Fund held by such shareholder as of the close of business on the Valuation Date. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of each Acquired Fund and representing the respective pro rata number of Acquiring Fund Shares due such shareholder. As of the Closing, each outstanding certificate which, prior to the Closing, represented shares of the Acquired Funds will be deemed for all purposes to evidence ownership of the number of Acquiring Fund Shares issuable with respect thereto pursuant to the Reorganization. The Acquiring Fund will not issue certificates representing Acquiring Fund Shares issued in connection with the Reorganization. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund's transfer agent.

      The Board of Trustees of LB Trust, including those Trustees who are not "interested persons" of LB Trust as defined in the Securities Act, has determined that the interests of existing shareholders of the Acquired Funds will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Funds. The Board of Trustees of AAL Trust has reached similar conclusions with respect to the Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Fund.

III.     Representations.

      The following representations with respect to the Reorganization have been made by AAL Trust, on behalf of itself and the Acquiring Fund, and by LB Trust, on behalf of itself and each Acquired Fund:

  As of the Closing, the fair market value of the Acquiring Fund Shares to which each shareholder of each Acquired Fund is entitled will approximately equal the fair market value of the shares of the Acquired Fund such shareholder will surrender.

  There are no dissenters' or appraisal rights, and the consideration paid by the Acquiring Fund to the shareholders of each Acquired Fund in connection with the Reorganization will consist solely of Acquiring Fund Shares.

  There is no plan or intention by the Acquiring Fund or any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the Acquiring Fund to acquire or redeem, during the five-year period beginning on the Closing Date, with consideration other than Acquiring Fund Shares, any of the Acquiring Fund Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act.

  During the five-year period ending on the Closing Date, neither the Acquired Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3) determined without regard to Treasury Regulations section 1.368-1(e)(3)(i)(A)) to the Acquired Fund will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Fund with consideration other than Acquiring Fund Shares or shares of the Acquired Fund, except for redemptions in the ordinary course of the Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Acquired Fund, except for (A) distributions described in sections 852 and 4982, and (B) additional distributions, to the extent such distributions do not exceed fifty percent (50%) of the value (computed without giving effect to such distributions) of the proprietary interests in the Acquired Fund as of the Closing Date.

  During the five-year period ending on the Closing Date, neither the Acquiring Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the Acquiring Fund will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of an Acquired Fund with consideration other than Acquiring Fund Shares.

  The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each Acquired Fund immediately prior to the Reorganization. For purposes of this representation, amounts, if any, paid by or on behalf of an Acquired Fund for reorganization expenses, amounts, if any, paid by an Acquired Fund to shareholders who receive cash or other property and all redemptions and distributions made by an Acquired Fund immediately preceding or in contemplation of the Reorganization (except those referred to in the next sentence) will be included as assets of the Acquired Fund immediately prior to the Reorganization. However, assets distributed in connection with (i) regular distributions and redemptions occurring in the ordinary course of an Acquired Fund's business as a series of an open-end management investment company and (ii) distributions made to shareholders of an Acquired Fund prior to the Reorganization in order to pay out all of the Acquired Fund's (A) investment company taxable income (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)) and (B) net capital gain (after reduction for any capital loss carryover) will be excluded.

  Immediately after the Closing, each Acquired Fund will, in pursuance of the Plan, distribute the Acquiring Fund Shares it receives in the Reorganization and its other assets, if any, and thereupon will cancel all of its issued and outstanding shares.

  The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of an Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

  The Acquiring Fund will continue to use in its business at least fifty percent (50%) by value of the historic portfolio securities of each Acquired Fund. The Acquiring Fund will be treated as using in its business historic portfolio securities of an Acquired Fund to the extent that, when securities acquired by the Acquiring Fund from an Acquired Fund in connection with the Reorganization are disposed of by the Acquiring Fund (including, but not limited to, in connection with a redemption by the issuer), they are replaced with similar securities (i.e., securities that would have been permissible investments of the Acquired Fund under the applicable investment objectives, policies, and restrictions of the Acquired Fund in effect immediately before the Closing). For purposes of this representation, portfolio securities disposed of by an Acquired Fund prior to and in anticipation of the Reorganization will be treated as part of the historic portfolio securities of the Acquired Fund.

  As of the Closing, there is no intercorporate indebtedness existing between the Acquiring Fund and each Acquired Fund.

  Each of the Acquiring Fund and each Acquired Fund has qualified as a separate corporation for federal income tax purposes under section 851(g) in each taxable year and will qualify as such as of the Closing. Each of AAL Trust and LB Trust either (i) was in existence prior to January 1, 1997 or (ii) has elected to be classified as an association taxable as a corporation, effective on or before the Closing Date, pursuant to Treasury Regulations section 301.7701-3.

  Each of the Acquiring Fund and each Acquired Fund has elected to be a regulated investment company under section 851, has qualified as such for each taxable year and will qualify to be treated as such as of the Closing. In order (i) to ensure continued qualification of each Acquired Fund as a regulated investment company for federal income tax purposes and (ii) to eliminate any tax liability of an Acquired Fund arising by reason of undistributed investment company taxable income or net capital gain, each Acquired Fund has declared or will declare and will pay to its shareholders of record on or prior to the Closing a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of its investment company taxable income for the last full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing Date (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)) and (B) all of its net capital gain for the final full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing Date (after reduction for any capital loss carryover).

  The expenses incurred in connection with entering into and carrying out the provisions of the Plan will be borne by Thrivent Investment Management, the investment adviser for the Acquiring Fund and the Acquired Funds. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund to an Acquired Fund for the purpose of paying any reorganization expenses of the Acquired Fund. The shareholders of each Acquired Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

  As of the Closing, the Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of an Acquired Fund.

  The liabilities of each Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund will be subject, if any, have been incurred by the Acquired Fund in the ordinary course of its business.

  The fair market value of the assets of each Acquired Fund to be transferred to the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets will be subject.

  As of the Closing, none of the Acquiring Fund or the Acquired Funds is under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

  The Acquired Fund has not distributed and will not distribute to its shareholders in pursuance of the Plan any "appreciated property" within the meaning of section 361(c)(2).

  With respect to each Acquired Fund, the total adjusted basis of the assets of the Acquired Fund to be transferred to the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund with respect to such Acquired Fund plus the amount of liabilities, if any, to which the transferred assets will be subject.

  At the time of the Closing, the Acquired Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Acquired Fund.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service as to the federal income tax consequences of any aspect of the Reorganization.

IV.     Opinion.

      Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under presently applicable federal income tax law:

(i)     The transfer of all or substantially all of the Acquired Funds' assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Funds, and the distribution of such shares to the shareholders of the Acquired Funds, will constitute one or more "reorganizations" within the meaning of section 368(a). The Acquiring Fund and the Acquired Funds will each be a "party to a reorganization" within the meaning of section 368(b).

(ii)     No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Funds solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Funds.

(iii)     No gain or loss will be recognized by an Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund.

(iv)     No gain or loss will be recognized by shareholders of the Acquired Funds upon the exchange of their Acquired Fund shares for Acquiring Fund Shares.

(v)     The aggregate tax basis for the Acquiring Fund Shares received by each of the Acquired Funds' shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided that such Acquired Fund shares were held as capital assets on the date of the Reorganization).

(vi)     The tax basis to the Acquiring Fund of the Acquired Funds' assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Funds immediately prior to the Reorganization, and the holding period of the assets of the Acquired Funds in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Funds.

(vii)     The Acquiring Fund will succeed to and take into account as of the date of the Reorganization the items of the Acquired Funds described in section 381(c), subject to the conditions and limitations specified in section 381(b) and (c), section 382, section 383 and section 384.

* * *

      No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Moreover, you should recognize that our opinion is not binding on the Internal Revenue Service (the "Service"), that the Service may disagree with the opinion expressed herein, and that although we believe that our opinion would be sustained if challenged, there can be no assurances to that effect.

      This opinion letter has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan and may not be relied upon by any other person or used for any other purpose without our prior written consent.

                                                              Very truly yours,

                                                              /s/ Goodwin Procter LLP

                                                              GOODWIN PROCTER  LLP

/1/   Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

/2/   Unless otherwise indicated, all section references contained herein are to the Code.